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                                                                    Exhibit 99.1


FOR IMMEDIATE DISTRIBUTION

CONTACT:  Corporate Communications
          404-715-2554

                M. MICHELE BURNS, DELTA EXECUTIVE VICE PRESIDENT
             AND CHIEF FINANCIAL OFFICER, TO JOIN MIRANT CORPORATION

         ATLANTA, April 15, 2004 -- Delta Air Lines (NYSE: DAL) said today that
M. Michele Burns, executive vice president and chief financial officer, has decided to leave Delta, effective April 30. She will join Mirant Corporation of Atlanta as executive vice president and chief financial officer, and lead the company's financial restructuring.

         Gerald Grinstein, Delta chief executive officer, said he will announce a replacement for Burns soon. Burns will remain Delta's chief financial officer through the end of April.

         Grinstein said: "Michele Burns has been an important part of Delta's leadership since she joined the company in 1999, both in her role as chief financial officer and as a senior corporate executive. After the tragedy of September 11, 2001, Michele built a financial structure that gave the company the stability to address the on-going task of regaining sustained profitability. Everyone at Delta appreciates what she has done for our company and wishes her well in her new role."

         "Working at Delta has been a wonderful, rewarding time and I will miss the Delta people," said Burns. "Leaving is very difficult, but I made the decision that the time is right to take on a new opportunity. I am confident that Delta will work through its challenges and regain its position at the top of the commercial aviation industry."

         Delta Air Lines is proud to celebrate its 75th anniversary in 2004. Delta is the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 491 destinations in 84 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam, Northwest Airlines, Continental Airlines and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

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                                                                 MMBCONFIDENTIAL